Guidewire Appoints Rajani Ramanathan as Board Member

Technology veteran adds experience and SaaS industry expertise to Guidewire Board of Directors

SAN MATEO, Calif.--(BUSINESS WIRE)—June 10, 2021 -- Guidewire Software, Inc. (NYSE: GWRE), provider of the industry platform Property and Casualty (P&C) insurers rely upon, today announced that it has appointed Rajani Ramanathan to its Board of Directors.
“The recruitment of such a distinguished director continues Guidewire’s evolution to succeed in our long-term mission,” said Marcus Ryu, co-founder and chairman of the board, Guidewire. “Rajani will enhance the technology and enterprise SaaS software expertise of the board. Guidewire and our customers will benefit from her insight at this transformative time for the company and the P&C industry.”
From June 2000 to March 2014, Rajani Ramanathan served in a variety of leadership roles at Salesforce, a cloud software company, including as its Chief Operating Officer and Executive Vice President – Technology and Products.  Since June 2014, Ms. Ramanathan has served as a member of the board of directors of ESI Group, a French publicly traded company providing virtual prototyping software solutions and services and chairs their Technology and Marketing committee. She currently serves as an advisor/investor and director to several private technology companies in the AI, VR, Blockchain, IMU/sensor, BIM and connected (IoT) technology spaces.

About Guidewire Software

Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. We combine digital, core, analytics, and AI to deliver our platform as a cloud service. More than 400 insurers, from new ventures to the largest and most complex in the world, run on Guidewire.

As a partner to our customers, we continually evolve to enable their success. We are proud of our unparalleled implementation track record, with 1,000+ successful projects, supported by the largest R&D team and partner ecosystem in the industry. Our marketplace provides hundreds of applications that accelerate integration, localization, and innovation.

For more information, please visit www.guidewire.com and follow us on twitter: @Guidewire_PandC.
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Media Contact:
Diana Stott
Guidewire Software, Inc.
(650) 356-4941
dstott@guidewire.com